UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

JUNE 28, 2007
Date of Report (Date of earliest event reported)

MOBILEMAIL (US) INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-51855	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 5.12, 130 Shaftesbury Avenue
London, England	WID 5EU
(Address of principal executive offices)	(Zip Code)

+44(0)20 7031 1193
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry Into a Material Definitive Agreement

Effective June 28, 2007, Mobilemail (US) Inc. (the “Company”) entered into a consulting agreement (the “Consultant Agreement”) with Mr. Adrian Clarke whereby Mr. Clarke was retained to provide consulting services to the Company pursuant to the terms and subject to the conditions of the Consultant Agreement. The Consultant Agreement was entered into concurrent with Mr. Clarke’s appointment as a director of the Company, as described below under Item 5.02 of this Current Report on Form 8-K. The following summary of the Consultant Agreement does not purport to be complete and is qualified in its entirety by reference to the Consultant Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Pursuant to the terms of the Consultant Agreement, the Company has engaged Mr. Clarke to provide certain consulting services to the Company, including:

  providing services related to mergers and acquisitions,

  overall strategy development, including building a European and North American presence for products, content acquisition, product strategy, fund raising, marketing;

  providing technical due diligence reports for evaluation and sign off by the board of directors for all acquisition targets assigned to the consultant;

  assisting with fund raising activities; and

  other related services.

Mr. Clarke has agreed to devote approximately four days per month of his business time to the business affairs of the Company. In consideration for his services, the Company has agreed to (i) pay Mr. Clarke a fee of US$2,000 per month, (ii) issue to Mr. Clarke as a success fee, that number of shares of the Company’s common stock representing 2.5%, to be paid 50% in cash and 50% in equity, of the acquisition value of any company acquired or any strategic investments made by the Company through the efforts of Mr. Clarke, and (iii) grant to Mr. Clarke warrants (the “Warrants”) to purchase up to 300,000 shares of the Company’s common stock at an exercise price of US$0.10 per share, which warrants have been granted. A copy of the certificate representing the Warrants granted to Mr. Clarke is attached hereto as Exhibit 10.2. Of the 300,000 Warrants, 210,000 Warrants are fully vested and 90,000 Warrants will vest upon satisfaction of certain performance criteria by Mr. Clarke pursuant to the Consultant Agreement. The Warrants are exercisable for a term expiring on the earlier of five years from the date of grant and one year from the date of termination of the Consultant Agreement for any reason. In addition, the Company has agreed to reimburse Mr. Clarke for reasonable pre-approved travel and telephone expenses. The term of the agreement is for 12 months and may be extended upon the mutual understanding of the parties. The Company may terminate the Consultant Agreement at any time upon the occurrence of an Event of Default (as defined in the Consultant Agreement) provided that notice of the Event of Default has been delivered to Mr. Clarke and Mr. Clarke has failed to remedy the default within 30 days of the date of the delivery of the notice. In addition, the Company may terminate the Consultant Agreement in the absence of an Event of Default upon 30 days prior written notice. Mr. Clarke may terminate the Consultant Agreement at any time in the event of any breach of any material term of the Consultant Agreement by the Company, provided that written notice of default has been delivered to the Company and the Company has failed to remedy the default within 30 days of the date of the delivery of the notice.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Company has appointed Adrian Clarke as a director of the Company effective June 28, 2007. Adrian Clarke has over 20 years experience in IT and Telecomm software / hardware platform development and design; 12 years in application design, development, and deployment of mobile platforms. Most recently, Mr. Clarke has been an independent technical consultant and entrepreneur focusing on the mobile industry advising AIM companies in the UK and India. His experience includes:

  acting as technology consultant for EMP Limited, a company engaged in the business of providing a multi media mobile phone and content delivery platform with coverage to 98% of the mobile phone market, from December 2006 to July 2007. EMP provided a low cost hosted platform for mobile content and services and licensed software to content providers;

  acting as a consult and conducting due diligence on a number of IT and mobile telecoms company's seeking finance and AIM listings, from 2004 to December 2006;

  acting as chief technology officer for HTS Ltd, a company engaged in the business of directory enquiry mobile voice recognition software, between 2002 and 2004;

  acting as chief technology officer for D.Q. Labs, a company engaged in the provision of voice recognition software used in directory enquiries within the UK, from 2000 to 2002;

  acting as chief technology officer for Snowstorm Ltd., from December 1998 to 2000; and

In addition, Mr. Clarke has also worked with Scansoft, Phillips, Volt Delta and Cable and Wireless. Mr. Clarke has sat as technology advisor on 3 OFTEL / OFCOM committees (the UK telecomm governing organization).

The Company has received the resignation from Simon Ådahl as a director of the Company effective June 30, 2007 and as the Chief Marketing Officer of the Company effective July 31, 2007. Following the resignation of Mr. Ådahl as a director of the Company, the number of directors shall be six and the current directors of the Company are as follows:

Name of Director
1.	Gary Flint
2.	Peter Åhman
3.	Miro Wikgren
4.	Nigel Nicholas
5.	Ian Downie
6.	Adrian Clarke

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro forma Financial Information.

Not applicable.

(c)	Shell Company Transaction.

Not applicable.

(d)	Exhibits.

Exhibit	Description

10.1	Consultant Agreement between the Company and Adrian Clarke dated June 28, 2007.

10.2	Warrant Certificate issued by the Company in favour of Adrian Clarke dated June 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILEMAIL (US) INC.

	By:	/s/ Peter Åhman
DATE: July 4, 2007
Peter Åhman
President